Exhibit 10.75

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement") is made effective as of June 13, 2023, by and between Super League Gaming, Inc., a corporation based out of Santa Monice, California ("Company"). And Diamond Shoals, LLC, an Ohio limited liability company, ("Consultant''). Company and Consultant are collectively referred to herein as the "Parties".

WHEREAS, Consultant has familiarity with the Company and its business;

WHEREAS, Consultant has significant experience in assisting U.S. publicly-listed companies on matters relating to their business and capital markets strategies; and

WHEREAS, the Company desires to retain Consultant on a consulting basis to provide strategic advisory services to the Company, and Consultant desires and agrees to provide the Company with such services, in each case on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

I.         Engagement; Term: No Regulated Activity.

(a)    The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide to the Company the strategic advisory consultancy services described on Schedule A hereto (the "Services"). The Services will be provided on a non-exclusive basis, and the Company may retain other third parties to perform the Services or any similar services during the Term (as defined below). Consultant shall report directly only to the Company's Chief Executive Officer and/or President.

(b)    This Agreement shall have a term (the "Term") of twelve (12) months commencing June 13, 2023 (the "Effective Date"). At the conclusion of twelve (12) months, this Agreement may be renewed upon mutual agreement of the Parties.

(c)    The parties acknowledge that the Company is engaging Consultant purely as a consultant and not as a securities broker, investment banker, finder, investment advisor or similar regulated capacity. Consultant shall use commercially reasonable efforts not to perform any services hereunder (including, without limitation solicitations on behalf of the Company for third party funding) which would require Consultant to be registered, licensed or regulated by any applicable law, rule or regulation. In providing the Services, Consultant shall use commercially reasonable efforts to comply with all applicable laws, rules and regulations. During the Term, Consultant will not, and will cause its affiliates not to, undertake or continue any outside activity, whether or not competitive with the business of the Company, which could foreseeably give rise to a conflict of interest, or otherwise interfere with Consultant's duties and obligations to the Company. Consultant agrees to indemnify and save the Company harmless from any and all liability, cost and expense suffered by the Company or its affiliates as a consequence of the Consultant's failure to comply with the foregoing obligations,

2.         Consideration

(a)    As consideration for the Services to be provided by Consultant to the Company, Consultant will be paid a consulting fee of Ten Thousand Dollars ($10,000.00) USD per month, for twelve (12) months and 100,000 shares vested quarterly in arrears at the rate of 25,000 shares (the "Consulting Fee").

(b)    In addition to the consideration set forth in Section 2(a) Consultant shall be entitled to reimbursement for reasonable expenses in connection with the provision of Services to the Company under this Agreement, which expenses must be approved by the Company in advance. The Consultant shall invoice the Company on a monthly basis (by email or other form of communication) at the end of each month and payment shall be due by wire transfer within IO business days thereafter.

(c)    Consultant shall be solely responsible for the payment of all federal, state and local taxes, withholdings and/or other assessments or deductions required to be paid by any applicable law or regulation based upon Consultant's receipt of the consideration hereunder.

(d)    It is specially agreed that Consultant's consideration hereunder is not contingent and shall not be tied to any amount of capital raised by the Company from any source, nor tied to any other transaction entered into by the Company, prior to, during or following the Term,

3,         Confidentiality: No Unlawful Trading or Shorting.

(a)    Consultant and its affiliates shall, during the Tern, and thereafter, keep in strictest confidence, and shall not disclose to any third party or use for any purpose whatsoever, except for the purpose of providing the Services under this Agreement and for the direct benefit of the Company, any and all confidential, non-public and/or proprietary information, in any form whatsoever, relating, in any way, to the Company, its products, business plans (including, without limitation, those relating to product development, regulatory strategy, sales and marketing, manufacturing, pricing and competition), financial and accounting results or information (including projections), know-how, technology and any intellectual property rights it may have. Consultant acknowledges that certain of the foregoing types of information disclosed to Consultant, or of which Consultant otherwise becomes aware of, during the Term may be or be deemed to be "material non-public information" within the meaning of the U.S. federal securities laws (''MNPI"). MNPI will only be disclosed to Consultant on a need to know basis and for the specific purpose of providing the Services, and Consultant shall use such MNPI only for such specific purpose.

(b)    Consultant (on behalf of itself and its affiliates) agrees to abide by all securities and related laws, rules and regulations in connection with providing the Services including, without limitation, those laws, mies and regulations relating to the receipt, handling and use of MNPI.

(c)    Consultant (on behalf of itself and its affiliates) agrees that it will not buy or sell Common Stock or other securities of the Company (or of which the Company's securities are derivatives) on the basis of MNPI regarding the Company or otherwise. During the Term and thereafter, Consultant for itself and its agents agrees not to sell the Common Stock on a "short'' basis.

4.         Independent Contractor, The relationship of Consultant with the Company is that of an independent contractor and Consultant shall not be considered an employee of the Company. Consultant will not make any binding representations about the Company, nor shall it act as the Company's agent, nor shall it have any right or authority whatsoever to propose or accept, in the name and on behalf of the Company, any representation, undertaking, guarantee, promise, agreement, contract or any other kind of an obligation.

5.         Remedies. Consultant agrees that its obligations under Section l(c) and Section 3 hereunder are necessary and reasonable in order to protect the Company and its business, and expressly agrees that monetary damages would be inadequate to compensate the Company for any breach of any covenant or agreement set forth herein. Accordingly, Consultant agrees and acknowledges that any such breach, or any threatened breach, will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain injunctive relief against the breach or threatened breach of such Sections or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

6.         Indemnification; Limitation of Liability.

(a)    Both during and after the Term, the Company and Consultant shall indemnify, defend and hold harmless each other, and all their affiliates from and with respect to all actions, suits, proceedings, judgments, demands, claims, liabilities, losses or expenses whatsoever (including reasonable attorneys' fees) arising from the business and/or activities of the party from whom indemnification is being sought, and any affiliates of such party.

(b)    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CNDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF OPPORTUNITY, ARISING OUT OF THIS AGREEMENT, EVEN IF THE PARTIES HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF THE DAMAGES WERE REASONABLY FORESEEABLE. IN EVENT OF ANY BREACH OF THIS AGREEMENT BY THE CONSULTANT, OR ANY OTHER CLAIM RELATED TO THE SERVICES PERFORMED OR TO BE PERFORMED UNDER THJS AGREEMENT BY THE CONSULTANT, IN NO EVENT SHALL THE LIABILITY OF THE CONSULTANT EXCEED THE CONSIDERATION ACTUALLY RECEIVED BY CONSULTANT HEREUNDER.

7.    Waivers. No waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the party to be charged, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

8.    No Assignment. Consultant shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Company. Notwithstanding the forgoing, the Company acknowledges and agrees that the Company will cause Michael Layman, and other agents, contractors and representatives of the Company, to provide the Services contemplated herein.

9.    Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Each of Consultant an.d the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted only in the Chancery Court in Dover, Delaware (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of such Delaware courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAJVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO IBIS AGREEMENT.

10.    Entire Agreement: Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings between the parties with respect thereto, whether written or oral. In addition, any amendment or modification of this Agreement will only be effective or binding unless reduced to writing and executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first above written.

SUPER LEAGUE GAMING, INC.	DIAMOND SHOALS, LLC

By: /s/ Ann Hand	By: /s/ Michael G. Layman
Name: Ann Hand	Name: Michael Layman
Title: CEO	Title: Sole Member

Schedule A Services

Consultant shall perfom1 the following Services during the Term:

I.      Consultant will provide strategic advice tailored to the needs of the Company regarding (i) the Company's operations and related obligations as a U.S. publicly-listed and reponing company, (ii) the industries and businesses in which the Company is engaged, including the Company's publicly-listed competitors and (iii) oilier aspects of or concerning the Company's business about which Consultant has knowledge or expertise. In this regard, Consultant shall provide feedback on the evolution of the Company's business and management's execution of the Company's business plans,

2.      Consultant will review as necessary and advise the Company with respect to the Company's business plans and strategies, both on a general basis and as they relate to the Company's communications and interactions with the investment community. Consultant agrees to meet in-person with the management of the Company as may be reasonably necessary.

3.      Consultant will aid and advise the Company in establishing contacts with financial professionals personally known to Consultant, including brokers, fund managers, market makers, analysts and other marketplace professionals. Furthermore, Consultant shall assist the Company with any associated regulatory filings. In addition, throughout the Term, Consultant will coordinate either in-person meetings or telephone meetings with high net worth individuals and provide follow-up and feedback to management.

4.      Consultant will assist the Company in evaluating, assessing and addressing the ongoing challenges associated with the Company's communications with the investment community. As part of its services, Consultant will meet with management and other consultants or advisors of the Company at management's reasonable request to evaluate strategic investor relations activities and communications

5.      Consultant will provide assistance to the Company with respect to its ongoing stockholder relations, including communications with key stockholders of the Company.